CFS BANCORP, INC.
707 Ridge Road
Munster, Indiana 46321
(219) 836-2960

March 19, 2012

Dear Shareholder:
You are cordially invited to attend the 2012 Annual Meeting of Shareholders of CFS Bancorp, Inc. The meeting will be held at the Center for Visual and Performing Arts located at 1040 Ridge Road, Munster, Indiana 46321 on Tuesday, April 24, 2012 at 10:00 a.m., Central Time. The matters to be considered by shareholders at the meeting are described in the accompanying materials.

It is important that you are represented at the meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to vote today via the Internet, by telephone, or by completing, signing, and dating your proxy card and returning it in the postage-prepaid envelope provided even if you plan to attend the meeting. This will not prevent you from voting in person at the meeting but will ensure that your vote is counted in the event you are unable to attend the annual meeting.

On behalf of the Board of Directors and all the employees of Citizens Financial Bank, your continued support of and interest in CFS Bancorp, Inc. is sincerely appreciated.

Best regards,

ROBERT R. ROSS
Chairman of the Board

CFS BANCORP, INC.
707 Ridge Road • Munster, Indiana 46321
____________________________________
NOTICE OF THE 2012 ANNUAL MEETING OF SHAREHOLDERS
OF CFS BANCORP, INC.
____________________________________

Date:	Tuesday, April 24, 2012

Time:	10:00 a.m., Central Time

Place:	Center for Visual and Performing Arts
1040 Ridge Road
Munster, Indiana 46321

Purposes:	1. To elect two Class I Directors for a three-year term expiring in 2015 and until their successors are elected and qualified;

2.	To ratify the appointment of BKD, LLP as the independent registered public accounting firm for CFS Bancorp, Inc. for the year ending December 31, 2012;

3.	An advisory (non-binding) vote to approve the 2011 named executive officer compensation; and

4.	To transact such other business that may properly come before the meeting and any adjournment or postponement thereof, including whether or not to adjourn the meeting.

Who Can Vote:	Shareholders at the close of business on March 2, 2012 are entitled to the notice of and to vote at the meeting and at any adjournments thereof.

How You Can Vote:
You may vote in person or by proxy. Whether or not you plan to attend the meeting, you are urged to vote your shares via the Internet, by telephone, or by completing, signing, and dating the enclosed proxy card and returning it as soon as possible using the enclosed postage-prepaid envelope. Doing so will ensure you are represented at the meeting and allow your shares to be voted should anything prevent your attendance at the meeting. Your vote is important and greatly appreciated.

By Order of the Board of Directors,
MONICA F. SULLIVAN
Vice President - Corporate Secretary

Munster, Indiana
March 19, 2012

Your Vote Is Important. Whether you own one share or many shares, your prompt cooperation in voting your proxy is greatly appreciated. Please vote your shares via the Internet, by telephone, or by completing, signing, dating, and returning the executed enclosed proxy card in the postage-prepaid envelope provided.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 24, 2012. This proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2011 are available at
https://materials.proxyvote.com/12525D.

CFS BANCORP, INC.
2012 ANNUAL MEETING PROXY STATEMENT

CFS BANCORP, INC.
____________________

PROXY STATEMENT
____________________

ANNUAL MEETING OF SHAREHOLDERS
April 24, 2012

VOTING AND RELATED MATTERS

This proxy statement is being furnished to the shareholders of CFS Bancorp, Inc. (Company or CFS) in connection with the solicitation of proxies by the Company’s Board of Directors relating to the 2012 annual meeting of shareholders of CFS to be held at the Center for Visual and Performing Arts located at 1040 Ridge Road, Munster, Indiana 46321 on Tuesday, April 24, 2012 at 10:00 a.m., Central Time.

Why am I receiving this proxy statement?

You are receiving a proxy statement because you owned shares of CFS common stock on March 2, 2012, which is the date that the Board of Directors has fixed as the record date (Record Date) for determining shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the meeting. This proxy statement describes the matters on which we would like you to vote and provides information so that you can make an informed decision. The notice of annual meeting, proxy statement, and proxy card are being mailed to shareholders on or about March 19, 2012.

What will I be voting on?

•	Election of two Class I Directors for a term of three years (see Proposal 1 – Election of Directors)

•
Ratification of BKD, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012 (see Proposal 2 – Ratification of Independent Registered Public Accounting Firm)

•	An advisory (non-binding) vote to approve the 2011 named executive officer compensation (see Proposal 3 – Advisory (Non-Binding) Vote to Approve the 2011 Named Executive Officer Compensation)

What are the Board of Directors’ recommendations on how I should vote my shares?

The Board of Directors recommends that you vote your shares as follows:

Proposal 1 -	FOR the election of each of the Board’s nominees (Gene Diamond and Robert R. Ross) for a three-year term.

Proposal 2 -	FOR the ratification of the appointment of BKD, LLP as our independent registered public accounting firm for 2012.

Proposal 3 -	FOR approval of the 2011 named executive officer compensation.

How will proxies be voted?

The shares represented by properly executed and returned proxies will be voted according to the instructions that you provide. If no instructions are provided, the persons named as proxies will vote FOR the election of Gene Diamond and Robert R. Ross as Directors, FOR Proposal 2, and FOR Proposal 3.

The Board of Directors does not know of any matter other than those stated in the notice of annual meeting and this proxy statement that may come before the annual meeting. If any other matters are properly presented for action at the annual meeting, or at any adjournment or postponement of the meeting, a signed proxy will confer discretionary authority to the persons named in the proxy to vote on those matters, including whether or not to adjourn the meeting. It is intended that the persons named as proxies will vote with respect to those matters as recommended by the Board of Directors of CFS or, if no recommendation is given, in their best judgment.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting via proxy card, the Internet, or by telephone. We encourage you to attend the meeting and urge you to vote by proxy even if you plan to attend so that we will know as soon as possible that enough votes will be present to establish a quorum for us to hold the meeting. If you attend the meeting in person, you may vote by ballot at the meeting even though you previously voted by proxy. Please contact Monica F. Sullivan, our Corporate Secretary, at (219) 836-2960 if you need directions to the annual meeting.

If you are the record holder of your shares, you can vote by completing, dating, and signing the enclosed proxy card and returning it in the enclosed postage-prepaid envelope. You also may vote your shares by following the instructions contained on the enclosed proxy card to vote via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate shareholders using a control number and allow shareholders the opportunity to confirm that their instructions have been properly recorded.

If your shares are held through a broker, bank, or other record holder, you may vote your shares by completing, dating, and signing the voting instruction form that you receive from your broker, bank, or other record holder. You may also be able to vote your shares via the Internet or by telephone in accordance with the instructions provided by your broker, bank, or other record holder.

Can I change my vote?

You have the right to revoke your proxy at any time before the meeting by (i) notifying Monica F. Sullivan, our Corporate Secretary, in writing at 707 Ridge Road, Munster, Indiana 46321 or (ii) delivering a later-dated proxy card. If you are a shareholder of record, you may also revoke your proxy by voting in person at the meeting. If you hold your shares through a broker, bank, or other record holder, please contact your broker or bank for procedures and documentation on how to change your vote.

How will shares in our 401(k) Retirement Plan be voted?

If you are a participant in the Citizens Financial Bank 401(k) Retirement Plan (401(k) Plan), you will receive a voting instruction card to use to provide voting instructions to Vanguard Fiduciary Trust Company, the trustee for the 401(k) Plan, for the shares allocated to your account under the 401(k) Plan as of the Record Date. Your voting instructions to the trustee should be completed, dated, signed, and returned in the envelope provided, or you may vote via the Internet or by telephone, by 11:59 p.m. Eastern Time on April 19, 2012. Please do not return your voting instructions to the Company. Your voting instructions relating to the shares allocated to your 401(k) Plan account will be kept confidential by the trustee and will not be disclosed to any of our directors, officers, or employees.

Unless the terms of the 401(k) Plan or the fiduciary duties of the trustee require otherwise, the trustee will vote the shares allocated to your account under the 401(k) Plan in accordance with your instructions received by the trustee in a timely manner. If you do not return your voting instruction card in a timely manner or if you return the voting instruction card unsigned or without indicating how you desire to vote the shares allocated to your 401(k) Plan account, the trustee will vote the shares allocated to your account in the same proportion and in the same manner as the shares with respect to which timely and proper instructions have been received.

What does it mean if I receive more than one proxy card?

If you hold your shares in multiple registrations, or in both your own name and through a broker or bank, you will receive a proxy card for each account. Please sign, date, and return all proxy cards you receive. If you choose to vote via the Internet or by telephone, please vote once for each proxy card you receive. Only your latest dated proxy card for each account will be voted.

How many votes do I have?

You have one vote for every share of CFS common stock that you owned on March 2, 2012.

How many shares are entitled to vote?

There were 10,923,204 shares of CFS common stock outstanding and entitled to vote at the annual meeting as of March 2, 2012. Each share is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?

A majority of the votes that can be cast must be present, in person or by proxy, for there to be a quorum to hold the meeting. Proxies received but marked as ABSTAIN and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether a quorum is present.

How many votes are needed for the proposals to pass?

Election of Directors (Proposal 1). Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting in which a quorum is present. In other words, the two Director candidates receiving the highest number of FOR votes will be elected. Shareholders may vote FOR the election of nominees proposed by the Board, or to WITHHOLD authority to vote FOR one or more of the nominees being proposed. Votes to WITHHOLD and broker non-votes are not counted as a vote FOR or AGAINST that nominee. Brokers who hold shares in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those shares for the election of directors absent specific instruction from their customers. See What is a broker non-vote? below.

Ratification of Independent Registered Public Accounting Firm (Proposal 2). The ratification of the appointment of BKD, LLP as our independent registered public accounting firm for the year ending December 31, 2012 will be approved if the votes cast FOR the proposal exceed those cast AGAINST it. A proxy card marked as ABSTAIN with respect to this proposal and broker non-votes will not count as a vote FOR or AGAINST the proposal. Brokers who hold shares in “street name” for customers who are the beneficial owners of such shares may give a proxy to vote those shares as to this proposal absent specific instructions from their customers.

Approval of the 2011 Named Executive Officer Compensation (Say-on-Pay) (Proposal 3). The approval of the proposal providing an advisory vote of our shareholders to approve our 2011 named executive officer compensation (also known as say-on-pay) requires that the votes cast FOR the proposal exceed those cast AGAINST the proposal. A vote to ABSTAIN and broker non-votes are not treated as a vote FOR or AGAINST, and thus will have no effect on the outcome of the vote. Brokers may not vote shares held by them FOR or AGAINST this proposal without specific instructions from the beneficial owner of the shares. This is an advisory vote, which means it is non-binding on either the Compensation Committee or our Board of Directors. The vote will provide our Board and our Compensation Committee with information relating to the opinions of our shareholders, which the Compensation Committee and the Board will consider as it makes determinations with respect to future action regarding our executive compensation.

What is a broker non-vote?

A broker non-vote occurs when a broker, bank, or other record holder (typically referred to as being held in “street name”) cannot vote on a particular matter because the broker or bank does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner of the shares. Brokers and banks have the discretion to vote shares held in street name on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of our independent registered public accountant, but the election of Directors and the say-on-pay proposal are considered non-routine matters. Thus, if your shares are held in street name and you do not provide instructions to your broker as to how your shares are to be voted in the election of Directors or the say-on-pay proposal, your broker, bank, or other nominee will not be able to vote your shares on these matters at the annual meeting. We urge you to provide instructions to your broker, bank, or other nominee so that your votes may be counted. You should vote your shares by following the instructions provided on the voting instruction form that you receive from your broker, bank, or other nominee.

Who pays for the proxy solicitation cost?

The Company will pay for expenses incurred for the solicitation of proxies. We contemplate that proxies will be solicited principally through the mail, but some of our Directors and officers, as well as certain of our employees, may solicit proxies personally or by telephone, fax, mail, or e-mail without receiving special compensation for these services. In addition to sending you these materials, you may also be solicited through Company press releases and postings on our website, www.citz.com.

Will I receive a copy of the annual report of CFS?

Our annual report on Form 10-K for the year ended December 31, 2011 is included with this proxy statement. The annual report includes our audited consolidated financial statements, along with other financial information and a list of exhibits, and we urge you to read it carefully. If any shareholder desires a copy of any exhibits filed as a part of the Form 10-K, we will furnish the exhibits upon request without charge.

Can I access CFS’ proxy materials and annual report electronically?

This proxy statement and our annual report on Form 10-K for the year ended December 31, 2011 are available at https://materials.proxyvote.com/12525D. We encourage all shareholders to elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You may choose this option and save us the cost of producing and mailing these documents by:

•	following the instructions provided on your proxy card or voting instruction form;

•	following the instructions provided when you vote over the Internet; or

•	going to https://materials.proxyvote.com/12525D and following the instructions provided.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access our proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time by following the instructions on this same website. You do not have to elect Internet access each year.

What is “householding?”

We have adopted a procedure called “householding” which has been approved by the United States Securities and Exchange Commission (SEC). Under this procedure, a single copy of the annual report and the proxy statement will be sent to multiple shareholders sharing the same address and last name unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure allows us to save on printing costs and related fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings in any way. Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

What if I want to receive a separate copy of the annual report and the proxy statement?

If you are a shareholder of record and you received a single copy of the annual report and the proxy statement at an address that you share with another shareholder, we will promptly deliver a separate copy at your request by writing Monica F. Sullivan, our Corporate Secretary, at 707 Ridge Road, Munster, Indiana 46321, calling her at (219) 836-2960, or e-mailing her at msullivan@citz.com. Shareholders of record who share an address and received multiple copies of the annual report and proxy statement may request householding of these materials by contacting Ms. Sullivan.

How do I revoke my consent to the householding program?

If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to receive separate annual reports, proxy statements, and other disclosure documents in the future, you must revoke your consent by contacting Broadridge Corporate Issuer Solutions, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of Broadridge’s receipt of your householding consent revocation.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Corporate Governance and Nominating Committee unanimously recommended to the Board of Directors that Gene Diamond and Robert R. Ross should be nominated for election as Directors at the annual meeting. The Board accepted the committee’s recommendations and unanimously nominated Mr. Diamond and Mr. Ross for election as Directors. The proxies solicited will, unless otherwise directed, be voted for the election of the Board’s two nominees to serve as Class I Directors for a three-year term expiring in 2015 and until their successors are elected and qualified. Mr. Diamond and Mr. Ross have each consented to be named in this proxy statement as nominees and to serve if elected. All of the Directors of CFS are also Directors of Citizens Financial Bank, CFS’ wholly-owned federal savings bank (Bank). In addition, Daryl D. Pomranke became Chief Executive Officer of the Company and the Bank and was appointed to the Company’s Board of Directors effective December 30, 2011 to serve as a Class II Director with a two-year term expiring in 2013. Mr. Charles R. Webb and Mr. Frank D. Lester, former directors of the Company, are Directors of the Bank. There are no family relationships among any of our Directors or Named Executive Officers.

The Board of Directors has no reason to believe that either of the nominees are unable to serve or will not serve if elected. If for any reason a nominee becomes unable to serve or unwilling to serve if elected, proxies voted for that nominee may be voted with discretionary authority for a substitute or substitutes that shall be designated and nominated by the Board.

Pursuant to Indiana law and our Articles of Incorporation and By-laws, our Directors are elected to serve staggered terms and are divided into three classes, with each class being as nearly equal in number as possible, and with the term of office of one class expiring each year. Currently, six Directors serve on the Board of Directors, including two Class II Directors whose terms expire at the 2013 annual meeting, two Class III Directors whose terms expire at the 2014 annual meeting, and two Class I Directors whose terms expire at this annual meeting.

As described below under Board Committees and Related Matters — Consideration of Director Candidates, the Corporate Governance and Nominating Committee seeks a diverse group of Director candidates. Although the Company does not have a formal policy on diversity in board membership, the committee considers nominees who, together with our other Board members, have significant executive and financial experience and demonstrate, among other things, broad industry knowledge, the highest level of personal integrity, independence of judgment, loyalty, and willingness to serve and to commit the necessary amount of time to oversee the Company’s affairs. The committee also believes that the Board of Directors should be comprised of individuals with diverse business backgrounds and other differentiating characteristics that can provide a multi-faceted set of perspectives and experience to our Board. The committee applied these factors to our Board and determined that the six Directors, including the two Director nominees, have the breadth of relevant and diverse experience necessary to serve the best interests of our shareholders. In addition to these factors, the individual experience, qualifications, attributes, and/or skills that led the committee to conclude that each incumbent and Director nominee is qualified to serve on our Board is discussed in the following Director biographies.

The Board of Directors unanimously recommends that you vote FOR the two nominees listed below and on the enclosed proxy card.

DIRECTOR NOMINEES AND DIRECTORS CONTINUING IN OFFICE

Name	Age	Position(s) Held With CFS	Director Since	Class	Current Term Expires
NOMINEES FOR ELECTION AT THE 2012 ANNUAL MEETING
Gene Diamond	59	Director	1998	I	2012
Robert R. Ross	66	Chairman of the Board	2004	I	2012

OTHER BOARD MEMBERS CONTINUING IN OFFICE
Gregory W. Blaine	63	Director	1998	III	2014
John W. Palmer	51	Director	2010	II	2013
Daryl D. Pomranke	51	Chief Executive Officer	2011	II	2013
Joyce M. Simon	64	Director	2004	III	2014

Gene Diamond has been a Director of CFS since 1998 and the Bank since 1994. Mr. Diamond chairs our Compensation Committee and is a member of our Corporate Governance and Nominating Committee. Mr. Diamond serves as the Regional Chief Executive Officer of the Sisters of St. Francis Health Services, Inc., where he is responsible for the hospital group consisting of St. Margaret Mercy Healthcare Centers located in Hammond and Dyer, Indiana; St. Anthony Medical Center in Crown Point, Indiana; St. Anthony Memorial Health Centers in Michigan City, Indiana; and Franciscan Physicians Hospital in Munster, Indiana. From 2001 to 2004, Mr. Diamond served as the Regional Chief Operating Officer of the Sisters of St. Francis Health Services, Inc. Mr. Diamond previously served as Chief Executive Officer of St. Margaret Mercy Healthcare Centers from 1993 to 2004. Mr. Diamond’s experience as a Chief Executive Officer of a large employer provides our Board of Directors with an essential resource for human resources related issues. Mr. Diamond’s contemplative demeanor and common sense approach provide an added set of skills to our Board.

Robert R. Ross has been a Director of CFS and the Bank since 2004. Mr. Ross was appointed Chairman of the Board of Directors of each of the Company and the Bank effective December 30, 2011. Mr. Ross chairs our Audit Committee and is a member of our Corporate Governance and Nominating Committee and the Bank’s Asset Liability Management Committee. Mr. Ross has served as the President of Ross Consulting, a business and financial consulting firm, since 2004. Mr. Ross was an Audit Partner with PricewaterhouseCoopers LLP from 1982 to 2004. While a partner at PricewaterhouseCoopers, Mr. Ross served a variety of public companies including those in the financial and insurance services industries. His internal responsibilities at PricewaterhouseCoopers, among others, included risk management oversight for the Midwest Region Offices of the firm and development of the firm’s global independence policies. Mr. Ross has also served as a special accounting advisor to an independent counsel to the SEC in connection with certain investigative matters and has served as an instructor on the performance of integrated audits as prescribed by the Public Company Accounting Oversight Board. Mr. Ross’ experience as an Audit Partner provides our Board of Directors with a wealth of highly technical knowledge pertaining to public reporting, audit, accounting, risk management, and internal accounting control issues and procedures. Mr. Ross’ ability to serve on the Audit Committee based on his current and past experience is among the reasons he was selected for Board membership. Mr. Ross’ involvement in the Northwest Indiana business and not-for-profit communities provides us with added knowledge of this market and has resulted in a significant number of business referrals to the Bank during his tenure as a Director. Mr. Ross has prior experience as director on the boards of a number of not-for-profit entities and is also a Trustee Emeritus of Calumet College of St. Joseph located in Whiting, Indiana.

Gregory W. Blaine has been a Director of CFS and the Bank since 1998. Mr. Blaine served as our lead independent Director through December 30, 2011, when the Company appointed a non-executive Chairman of the Board. He also serves as a member of our Audit, Compensation, and Corporate Governance and Nominating Committees. Mr. Blaine is the former Chairman and Chief Executive Officer of TN Technologies, Inc., a digital marketing communications company, retiring in 1998. Mr. Blaine also served in various management roles with True North Communications, Inc., the parent company of

TN Technologies, from 1979 to 1998, including Director of Global Operating Systems, and a member of the Board of Directors of True North Communications from 1990 to 1997. Mr. Blaine’s experience as a member of the Board of Directors, Chief Executive Officer, and other senior management positions of a leading communications firm provides our Board of Directors with essential insight into management, marketing, and public relations matters affecting the Bank. His extensive management experience leads to thought provoking discussions with our Board and management.

John W. Palmer became a Director of CFS and the Bank in 2010. Mr. Palmer is a member of our Audit Committee. Mr. Palmer formerly practiced as a Certified Public Accountant and is the co-founder of PL Capital, LLC., an investment firm specializing in the banking industry. PL Capital focuses on publicly traded banks and thrifts with market capitalizations ranging from $20 million to $5 billion. Prior to co-founding PL Capital in 1996, Mr. Palmer was a director at KPMG LLP, an international public accounting firm, from 1983 to 1996. While at KPMG LLP, Mr. Palmer specialized in commercial banking, consumer finance, thrifts, mortgage banking, and discount brokerage serving public and privately held clients. He has experience with merger and acquisition transactions, public and private securities offerings, and numerous filings with the SEC and regulatory authorities including offerings to convert mutual thrift organizations to stock form companies. Mr. Palmer currently serves on the Board of HF Financial Corp., IDC and its subsidiary, Home Federal Bank. He serves on the Personnel, Compensation and Benefits Committee of HF Financial Corp., IDC and on the Risk Oversight Committee for Home Federal Bank. Mr. Palmer is the former Chairman of the Board of Directors of Security Financial Bancorp, Inc., a publicly-traded $200 million in assets thrift located in St. John, Indiana. Mr. Palmer also previously served as a director of Franklin Bancorp and its wholly-owned subsidiary Franklin Bank, N.A., a $700 million in assets commercial bank located in Southfield, Michigan, where he served on the audit, compensation, and loan committees of the board. Mr. Palmer also served as Chairman of the Strategic Planning Committee of Franklin Bancorp. He formerly served on the Board of Directors of Clever Ideas, Inc., a privately-held specialty finance company located in Chicago, Illinois, from 1998 to 2006. Mr. Palmer is an experienced businessperson and is familiar with financial statements.

Daryl D. Pomranke was appointed Chief Executive Officer and appointed to the Company’s Board of Directors effective December 30, 2011. Mr. Pomranke was appointed President and Chief Operating Officer of CFS and the Bank in April 2008, after joining CFS and the Bank as Executive Vice President and Chief Operating Officer in April 2007. Mr. Pomranke was elected as a Director of the Bank in June 2009. Prior to joining us, Mr. Pomranke was employed by Harris N.A. and its predecessor, Mercantile National Bank of Indiana, since 1998. Mr. Pomranke had various management roles and responsibilities at Harris N.A., including Regional Financial Services Officer, Chief Financial Officer, corporate development, corporate lending, cash management services, and strategic planning.

Joyce M. Simon has been a Director of CFS and the Bank since 2004. Ms. Simon chairs our Corporate Governance and Nominating Committee and is a member of our Compensation Committee. Ms. Simon has served as the Chief Financial Officer of the John G. Shedd Aquarium since 1992. Ms. Simon previously served as an Audit Partner with Ernst & Young LLP in Chicago, Illinois, from 1988 to 1991 where she served a variety of public companies including those in the financial services industry. Ms. Simon’s experience provides our Board of Directors with audit, accounting, risk management, and technology expertise. Her familiarity and experience with public company filing requirements and her ability to serve initially on our Audit Committee were among the reasons for her selection for board membership. Ms. Simon is extremely detail oriented, but her keen understanding of strategic versus tactical issues aids us in keeping discussions at the appropriate level.

EXECUTIVE OFFICERS

Below you will find information with respect to the principal occupations during the last five years of the current Executive Officers of CFS and the Bank who do not also serve as a Director of CFS. All Executive Officers are elected annually by our Board of Directors and serve until their successors are elected and qualified. There are no family relationships among any of our Directors or Executive Officers, and there are no arrangements or understandings between our Directors and any other person which resulted in the person being elected as an Executive Officer, other than our employment agreements with Messrs. Pomranke and Weberling.

Jerry A. Weberling, 60, joined CFS and the Bank as Executive Vice President – Chief Financial Officer in June, 2010. Prior to joining us, Mr. Weberling served as Senior Executive Vice President and Chief Financial Officer for MAF Bancorp, Inc. and MidAmerica Bank, FSB located in Downers Grove, Illinois, from 1990 to 2007. Mr. Weberling served on the boards of MAF Bancorp and MidAmerica Bank from 1998 to 2007. Prior to joining MidAmerica Bank in 1984, Mr. Weberling was a senior manager at KPMG LLP located in Chicago, Illinois, in the savings and loan, real estate, and mortgage banking practices.

Dale S. Clapp, 49, joined the Bank as Executive Vice President – Business Banking in April 2008. In December 2009, Mr. Clapp was appointed to Executive Vice President – Sales Management, and his responsibilities expanded to include retail sales and marketing. Prior to joining us, Mr. Clapp served as Senior Vice President and Regional Sales Manager of the business banking group at Harris N.A. (Northwest Indiana Region), and its predecessor, Mercantile National Bank of Indiana, since 1995. While at Harris N.A., Mr. Clapp was responsible for the Indiana business banking sales team, cash management group, and the business development of relationship managers. Prior to joining Mercantile National Bank of Indiana, Mr. Clapp was with Horizon Bank in Michigan City, Indiana, as Vice President of Business Banking where he was responsible for a group of three relationship managers.

Daniel J. Zimmer, 48, joined the Bank as Senior Vice President and Senior Credit Officer in December 2007 and is currently responsible for commercial and retail loan underwriting, loan documentation and processing, and the Bank’s loan management and collections group. Prior to joining us, Mr. Zimmer was the commercial loan credit manager at MidAmerica Bank in Downers Grove, Illinois, from 2006 to 2007 where he assisted with growing the commercial loan portfolio to $2.0 billion prior to MidAmerica’s sale to National City Corporation (now PNC Financial Services Group, Inc.). Mr. Zimmer was also the commercial loan credit manager at Standard Bank & Trust in Hickory Hills, Illinois, from 2004 to 2006 where he was responsible for underwriting loan requests in excess of $500,000, hiring and training analysts, and providing credit training classes to relationship managers.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY CERTAIN SHAREHOLDERS

The following table sets forth the beneficial ownership of the Company’s common stock, as of March 2, 2012, with respect to (i) each beneficial owner of more than 5% of our common stock; (ii) the Directors and Director nominees; (iii) each of the Named Executive Officers identified in this proxy statement, which includes certain persons who are required to be included but are no longer serving as an Executive Officer of the Company; and (iv) all Directors and Executive Officers as a group. At March 2, 2012, the Company had 10,923,204 shares of common stock that were issued and outstanding.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)		Options Exercisable	Unvested Restricted Stock (2)	Total Amount of Beneficial Ownership	Total Percentage Ownership
Owners of More Than Five Percent:
PL Capital, LLC 20 E. Jefferson Ave., Suite 22 Naperville, IL 60540	1,083,509	(3)	—	—	1,083,509	9.92%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	922,784	(4)	—	—	922,784	8.45%
Citizens Financial Bank 401(k) Retirement Plan c/o Vanguard Fiduciary Trust Services	868,398	(5)	—	—	868,398	7.95%

Directors and Director Nominees:
Gregory W. Blaine	30,241		16,000	1,484	47,725	*
Gene Diamond	63,953	(6)	16,000	1,484	81,437	*
John W. Palmer	1,083,509	(3)	—	—	1,083,509	9.92%
Daryl D. Pomranke	38,568	(7)	—	20,585	59,153	*
Robert R. Ross	15,199	(8)	16,000	1,484	32,683	*
Joyce M. Simon	18,688	(9)	16,000	1,484	36,172	*

Other Named Executive Officers:
Jerry A. Weberling	68,169	(10)	—	13,490	81,659	*
Dale S. Clapp	16,285	(11)	—	14,002	30,287	*
Daniel J. Zimmer	8,749	(12)	—	10,853	19,602	*
Thomas F. Prisby	276,062	(13)	71,145	3,774	350,981	3.19%
All Directors, Director nominees, and other Executive Officers of CFS as a group (10 persons)	1,619,423		135,145	68,640	1,823,208	16.49%

*	Represents less than 1% of the outstanding stock.

(1)
Based upon filings made under the Securities Exchange Act of 1934 and information furnished by the Directors and Executive Officers named in this table. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)
Shares of unvested restricted stock are included in the table because the recipient of the shares has the right to vote and receive any dividends declared and payable on such shares during such time as the shares remain unvested. Once shares of restricted stock are vested, the shares are included in the number of common shares beneficially owned.

(3)
Based solely on information provided by Mr. Palmer regarding his beneficial ownership of the Company’s common stock as of March 2, 2012. Includes shares owned by PL Capital, LLC., Financial Edge Fund, L.P., Financial Edge–Strategic Fund, L.P., Goodbody/PL Capital, L.P., PL Capital/Focused Fund, L.P., PL Capital Advisors, LLC, Goodbody/PL Capital, LLC, John W. Palmer, Richard J. Lashley, Beth Lashley, Danielle Lashley, Irving A. Smokler, and Red Rose Trading Estonia OU. Certain of these parties have sole and/or shared voting and dispositive power with respect to these shares.

(4)
Information included is based solely on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 13, 2012. In the Schedule 13G/A, Dimensional Fund Advisors expressly disclaims beneficial ownership of these securities.

(5)
The Citizens Financial Bank 401(k) Retirement Plan is governed by the terms of a written document adopted by our Board of Directors. Vanguard Fiduciary Trust Company acts as the trustee of the Citizens Financial Bank 401(k) Retirement Plan under the terms of a trust agreement with the Company. Under the terms, the shares held in the 401(k) Retirement Plan are voted in accordance with the instructions of the participating employees. If no instructions are received, the trustee votes the shares in proportion with the instructions that were received from other participants. Information provided is based on Schedule 13G/A filed with the SEC on February 1, 2012.

(6)
Includes 1,237 shares held in an individual retirement plan for Mr. Diamond; 42,000 shares owned jointly with Mr. Diamond’s spouse; and 3,000 shares held by a private foundation established by Mr. Diamond.

(7)	Includes 4,604 shares allocated to Mr. Pomranke’s account in the 401(k) Plan, 11,178 shares owed jointly with Mr. Pomranke’s spouse, and 1,000 shares owned by his adult children.

(8)	Mr. Ross’ shares are owned jointly with his two adult children.

(9)
Includes 15,972 shares held in a trust for Ms. Simon established by CFS to fund its obligations with respect to the Directors’ deferred compensation plan and 1,000 shares owned jointly with Ms. Simon’s spouse.

(10)	Includes 7,469 shares allocated to Mr. Weberling’s account in the 401(k) Plan, 33,700 shares held in an individual retirement account, and 27,000 shares owned jointly with Mr. Weberling’s spouse.

(11)	Includes 1,071 shares allocated to Mr. Clapp’s account in the 401(k) Plan and 2,693 shares owned jointly with Mr. Clapp’s spouse.

(12)	Includes 2,819 shares allocated to Mr. Zimmer’s account in the 401(k) Plan.

(13)
Mr. Prisby’s beneficial ownership is reported as of December 30, 2011, the date of his retirement from the Company. Includes 7,580 shares held in an individual retirement account; 42,005 shares allocated to Mr. Prisby’s account in the 401(k) plan; 27,269 shares held in a trust of which Mr. Prisby’s spouse, Cynthia M. Prisby, is the trustee and sole beneficiary; 58,967 shares owned by Sandra S. Prisby, Mr. Prisby’s adult daughter who resides in his household; 683 shares owned jointly by Mrs. Prisby and a third party; and 2,000 shares owned by a private charitable foundation established in 2002 by Mr. Prisby. Mr. Prisby disclaims beneficial ownership of the shares owned by Ms. Sandra Prisby.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) requires certain of our officers and each of our Directors, as well as other persons who own more than ten percent of our outstanding common stock, to file reports detailing their stock ownership and certain changes in their stock ownership with the SEC.

We have reviewed the written statements provided to us by our officers who are required to file these reports and Directors regarding their CFS stock ownership. Based solely on a review of these reports and statements, we believe that our officers who are required to file these reports and Directors complied timely with those filing requirements for 2011.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has affirmatively determined that a majority of our Directors are independent under the applicable NASDAQ rules. Our Independent Directors are Gregory W. Blaine, Gene Diamond, John W. Palmer, Robert R. Ross, and Joyce M. Simon.

Board Composition and Committees

Our Board of Directors is currently comprised of six members. Our Board has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Our Bank Board has an Executive Committee. Our Board may establish additional committees from time to time. The duties of the Executive Committee are set forth in the board resolutions that authorized the committee. The charters for our Audit, Compensation, and Corporate Governance and Nominating Committees are available for review on our website at www.citz.com – Investor Relations – Governance Documents. See Board Committees and Related Matters below. Prior to the retirement of our former Chairman and Chief Executive Officer, Thomas F. Prisby, the Board had appointed a Lead Independent Director, and Mr. Blaine served in that role. However, since Mr. Ross is deemed to be an independent director and chairman, the Board eliminated the role of lead director upon his appointment.

Corporate Governance Guidelines and Code of Conduct and Ethics

Our Board of Directors has adopted Corporate Governance Guidelines that, along with our Articles of Incorporation, By-laws, and Charters of our various Board committees, provide the foundation for our governance. Among other things, our Corporate Governance Guidelines address the composition, functions, responsibilities, and committees of our Board; minimum qualifications for Directors; Director independence requirements; the appointment of a Lead Independent Director, if considered necessary; limitations as to service on other boards; access to management; Director compensation, orientation, and development; management succession and review; and annual Board and committee evaluations.

We have a code of conduct and ethics (Code of Ethics) applicable to all Directors, Executive Officers, and employees. We will disclose in a current report on Form 8-K filed with the SEC the nature of any amendment to the Code of Ethics (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of the Code of Ethics, and our failure to take action within a reasonable period of time regarding any material departure from a provision of the Code of Ethics that has been made known to any of our Executive Officers.

Our Corporate Governance Guidelines and Code of Ethics are available on our website at www.citz.com – Investor Relations – Governance Documents. Copies are also available to any shareholder upon written request to Monica F. Sullivan, Corporate Secretary, at 707 Ridge Road, Munster, Indiana 46321.

Risk Oversight Process

Our Board of Directors administers risk oversight of CFS and the Bank through the Audit Committee. The committee oversees the risk management function and the internal audit function. The Senior Vice President - Risk Management and Vice President - Internal Audit functionally reports to the committee and administratively reports to our Chief Executive Officer. As provided in its charter, the committee monitors the appointment, compensation, and oversight of the Senior Vice President - Risk Management and Vice President - Internal Audit and periodically reviews the organizational structure and qualifications of the risk management department and internal audit. The head of the risk management and internal audit departments assists in the preparation of the agenda for each Audit Committee meeting and regularly attends such meetings.

The Audit Committee provides regular risk management updates to the full Board of Directors. Additionally, the Board reviews risk management policies annually and receives monthly risk management and internal audit reports. The committee meets in executive session, without management present, with the head of the risk management and internal audit departments on a periodic basis. The Board also oversees the management of risks associated with its compensation and corporate governance practices through regular reports from its Compensation and Corporate Governance and Nominating Committees. A Compensation Risk Assessment Committee was appointed by the Compensation Committee in January 2010. The Compensation Risk Assessment Committee consists of members of senior management of the human resources, risk management, and internal audit functions and is charged with providing the Compensation Committee with an annual assessment of the risks associated with our corporate compensation plans and practices with a particular focus on incentive compensation arrangements.

Director Attendance

We do not have a formal policy regarding Director attendance at our annual meetings of shareholders. However, absent unavoidable extenuating circumstances, all of our Directors are expected to attend our annual meetings of shareholders and to be available to meet with shareholders before and after the meeting. We typically schedule a board meeting in conjunction with the annual meeting. All of our Directors attended our 2011 annual meeting.

During 2011, our Board of Directors met 13 times either in person or via conference calls. No Director attended fewer than 75% of the aggregate total number of meetings held during their service period and the total number of meetings held by all committees during their service period.

Executive Sessions

Executive sessions of our Board of Directors are those at which only non-employee Directors are present. The independent directors of the board met in executive session five times during 2011.

Shareholder Communications with our Board of Directors

Shareholders may correspond with the Chairman or any other member of our Board of Directors by writing a letter addressed to his or her attention in care of Monica F. Sullivan, Corporate Secretary at 707 Ridge Road, Munster, Indiana 46321. All correspondence addressed in this manner will remain sealed and will only be opened by the person to whom it is addressed. Employees and others who wish to contact a specific member of our Board or our Audit Committee to report complaints or concerns with respect to accounting, internal accounting controls, or auditing matters may do so confidentially by directing correspondence to the attention of the member, in care of our Vice President – Internal Audit at 707 Ridge Road, Munster, Indiana 46321.

RELATED PARTY TRANSACTIONS

Except as described below with respect to loans made by the Bank, all related party transactions for Directors, Executive Officers, and five percent shareholders must be approved by the Board of Directors, with any related Director recusing him or herself from any discussions and abstaining from voting on the matter. In October 2010, the Board of Directors adopted a Related Party Transaction Policy to establish a procedure by which the Company identifies, reviews, and approves certain transactions between the Company, its subsidiaries, including but not limited to the Bank, and those persons deemed to be “Related Parties.” Related party transactions are evaluated on a case-by-case basis in accordance with this policy and the applicable provisions of our Code of Ethics.

The Bank may, in accordance with federal regulations, extend credit to its Directors, officers, and employees, as well as members of their immediate families, in the ordinary course of business under substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank. These loans are made in accordance with the Bank’s underwriting guidelines and do not involve more than the normal risk of collectibility or present other unfavorable features. In addition, all loans made by the Bank to Directors in excess of $500,000 must be approved in advance by the Bank’s Board of Directors.

The Bank employs Michael P. Prisby, the son of Thomas F. Prisby, our former Chairman and Chief Executive Officer, as its Vice President and Corporate Investment Officer. Mr. Michael Prisby’s compensation and benefits for 2011 and 2010 totaled $195,735 and $213,461, respectively. Through July 31, 2010, the Bank also employed Sandra S. Prisby, the daughter of Thomas F. Prisby, as its Vice President of Corporate Strategic Planning and Sales Performance Management. Ms. Prisby’s compensation and benefits for 2010 totaled $155,932, which includes amounts paid in connection with her agreed separation of employment.

On November 18, 2010, CFS Bancorp, Inc. and its banking subsidiary, Citizens Financial Bank, entered into a Standstill Agreement (the Agreement) with PL Capital, LLC, John W. Palmer, Richard J. Lashley, and certain affiliates thereof (PL Capital Parties). Mr. Palmer was elected to the Company’s Board of Directors at its 2010 Annual Meeting of Shareholders as a result of the proxy contest conducted by the PL Capital Parties seeking to elect Mr. Palmer to the Board. Under the terms of the Agreement, the PL Capital Parties agree that from the date of the Agreement and continuing through the first business day following the date on which the Company’s 2012 Annual Meeting of Shareholders is held, among other things, (1) to vote the shares of the Company’s common stock beneficially owned by them in favor of the Directors nominated by the Board for election at the Company’s 2011 Annual Meeting of Shareholders and the 2012 Meeting; (2) to vote the shares of the Company’s common stock beneficially owned by them in accordance with the recommendation of the Company’s Board with respect to any other proposal not involving the election of directors at any annual or special meeting of shareholders of the Company held during the Standstill Period; and (3) not to bring any shareholder proposals before the 2011 Meeting or the 2012 Meeting.

Furthermore, the PL Capital Parties agreed not to (1) initiate any acquisition of assets of the Company; (2) form, join, or participate in a group (as defined under federal securities laws), other than the group involving PL Capital Parties, for the purpose of acquiring, holding, voting, or disposing of the Company’s securities; (3) seek to control management of the Company; (4) seek to remove any member of the Board; (5) participate in the solicitation of proxies or consents of shareholders of the Company; (6) seek a change in control of management of the Company; (7) call or seek to call a special meeting of shareholders of the Company; or (8) assist, induce, or encourage any other person to take any of the above actions.

In view of the agreement of the PL Capital Parties to the terms summarized above and as further set forth in the Agreement, in 2011 the Company reimbursed the PL Capital parties for a portion of their out-of-pocket expenses incurred in connection with their efforts to nominate and elect Mr. Palmer to the Board at the 2010 meeting in an amount equal to $150,000.

BOARD COMMITTEES AND RELATED MATTERS

Audit Committee

The Audit Committee is comprised solely of independent members of our Board of Directors, as defined by NASDAQ listing standards and SEC rules and regulations. The members of the committee are Messrs. Ross (Chairman), Blaine, and Palmer. Our Board has determined that all members of this committee are financially literate and that Mr. Ross is an “Audit Committee financial expert” as defined by the SEC. The committee met five times during 2011. The committee’s charter can be viewed on our website at www.citz.com – Investor Relations – Governance Documents.

The Audit Committee’s primary function is to provide oversight of the integrity of our financial statements, the qualifications and independence of our independent auditors, the performance of our risk management and internal audit function, and our compliance with certain applicable accounting, legal, and regulatory requirements. In addition, among other responsibilities, the committee also appoints, oversees the performance of, and approves the fees of our independent auditors; reviews and discusses with management and the independent auditors our annual audited and quarterly financial statements; reviews with management and the independent auditors the adequacy and effectiveness of our internal controls, including our disclosure controls and procedures; discusses with management our major financial risk exposures and monitors the steps taken to control such risks; assures that we maintain a risk management and internal audit function; periodically reviews critical accounting policies, accounting treatments, and material written communications between management and the independent auditors; annually reviews the committee’s charter and evaluates the committee’s performance; reviews and recommends any changes to our Code of Ethics; and prepares the committee report for inclusion in our annual meeting proxy statement.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is comprised solely of independent members of our Board of Directors, as defined by NASDAQ listing standards. The members of the committee are Ms. Simon (Chairman), and Messrs. Blaine, Diamond, and Ross. The committee met five times in 2011. The committee’s charter can be viewed on our website at www.citz.com – Investor Relations – Governance Documents.

The primary responsibilities of the Corporate Governance and Nominating Committee are to assist our Board of Directors by identifying individuals who are qualified to serve as Directors of our Company; recommending to our Board the slate of Director nominees for election at each annual meeting of shareholders; recommending to our Board any matters relating to the size and membership of our Board’s committees; reviewing and recommending changes to our by-laws as they relate to corporate governance matters and our corporate governance principles and policies; and overseeing the evaluation process of our Board. Additional responsibilities include, among others, reviewing possible candidates for election to our Board; determining the qualifications that the committee will consider when evaluating potential Director nominees; assessing the needs for any new standing committees of our Board; and annually reviewing the committee’s charter and evaluating the committee’s performance.

Executive Committee

The members of the Executive Committee of the Bank’s Board of Directors consist of the CEO and any two of the Independent Directors.  The CEO serves as Chairman of the Executive Committee. All three members are required to constitute a quorum at any meeting of the committee.  The committee is authorized to exercise the power of the Board of Directors between board meetings.  The committee mainly exists for the purpose of reviewing and implementing business policies and making business decisions that need to be made but do not require or merit discussion and review by the full Board or that involve time sensitive matters where it is not practical to gather the full Board.  The committee did not meet during 2011.

Consideration of Director Candidates

Role of Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee makes a recommendation to the Board of Directors each year of individuals to be nominated for election as Directors at our annual meeting of shareholders. In the event vacancies occur on the Board during the year, the committee also may make recommendations of persons to fill these vacancies. After considering the committee’s recommendations, the Board ultimately determines the Director nominations or the appointments to fill vacancies.

The Corporate Governance and Nominating Committee will consider candidates for Board membership suggested by the committee’s members, by other members of our Board of Directors, and by our shareholders. For existing Directors to be nominated for re-election at an annual meeting, the committee will consider, among other things, the Director’s performance on our Board, his or her attendance record at Board and committee meetings, the needs of our Company, and the ability of the Director to continue to satisfy our established Director qualifications.

With respect to new members of our Board of Directors, the Corporate Governance and Nominating Committee will consider the needs of our Company as well as whether the potential candidate satisfies our Director qualifications. When the committee determines a need exists, the committee will recommend new Directors to replace existing Directors, to add new members to our Board in the event the size of our Board is increased, or to fill vacancies. In the case of new Directors, after the committee has identified a prospective Director nominee and has conducted an initial evaluation of the candidate, the committee will interview the candidate. If the committee believes the candidate would be an appropriate addition to our Board, the committee will recommend to the full Board that the individual be considered for a Director position. Our Board then determines whether to nominate the person for election at an annual meeting of shareholders or be appointed to fill a vacancy on our Board.

Suggestions by Shareholders. The Corporate Governance and Nominating Committee will consider suggestions by our shareholders of individuals to serve on our Board of Directors in connection with the committee’s recommendations to the full Board of Director nominees for election at the annual meeting. Because we believe our Board works best when operated in a spirit of collegiality, mutual respect, and trust, unsolicited recommendations regarding potential Director candidates may be subject to additional scrutiny and reliable references will be required for all prospective members. The committee will take special care to insure that potential candidates do not possess undisclosed motives for seeking the nomination, conflicting loyalties to special interest groups, or a desire to represent a distinct subset of our shareholders.

Any shareholder desiring to make a suggestion to the Corporate Governance and Nominating Committee of a possible Director nominee should follow the procedures set forth in Article V, Section 14 of our by-laws which are summarized under Shareholder Proposals and Nominations. A complete copy of our amended and restated by-laws is available to our shareholders free of charge upon written request to Monica F. Sullivan, Corporate Secretary at 707 Ridge Road, Munster, Indiana 46321.

Qualifications of Directors. Given the nature of our business, the Corporate Governance and Nominating Committee seeks to recruit and retain Directors with significant executive and financial experience. Additional qualities, among others, that the committee considers important include:

•	personal integrity;

•	ability and willingness to apply sound independent business judgment;

•	overall business experience and skills, including high-level leadership experience in business or administrative activities;

•	breadth of knowledge about issues affecting our business;

•	ability and willingness to contribute special competencies to our Board of Directors;

•	judgment, knowledge, and viewpoints that are likely to enhance our Board’s ability to manage our business affairs;

•	loyalty and concern for our continued long-term success and welfare;

•	awareness of a Director’s vital part in corporate citizenship and image;

•	commitment to investing the time necessary to prepare for and attend meetings of our Board of Directors;

•	willingness to assume fiduciary responsibility; and

•	ability to represent the best interests of all shareholders.

We believe that the backgrounds and qualifications of our Directors, considered as a group, should provide a significant breadth of experience, knowledge, and abilities that will enhance the quality of our Board’s deliberations and decisions and that will assist our Board of Directors in fulfilling its responsibilities. While we do not have a specific policy with regard to consideration of diversity in identifying Director nominees, the Corporate Governance and Nominating Committee will take into consideration each candidate’s contribution to our Board’s overall diversity. We broadly construe diversity to mean a variety of perspectives, skills, opinions, experiences, and backgrounds, such as gender, race, and ethnicity differences, as well as other differentiating characteristics.

Compensation Committee

The Compensation Committee is comprised solely of independent members of our Board of Directors, as defined by NASDAQ listing standards. The members of the committee are Messrs. Diamond (Chairman) and Blaine and Ms. Simon. The committee held eight meetings in 2011. The committee charter can be viewed on our website at www.citz.com – Investor Relations – Governance Documents.

The Compensation Committee, among other responsibilities, designs, implements, and approves the compensation and benefit programs for our Executives; evaluates the performance of our Chief Executive Officer; reviews and recommends to the Board the base salary and short- and long-term compensation of the Officers named in the Summary Compensation Table of this proxy statement including our Chief Executive Officer (our Named Executive Officers, or NEOs); administers certain of the benefit plans in which our NEOs and Directors participate; reviews and makes recommendations to our Board regarding any employment, change-in-control, or severance agreements for NEOs; annually reviews and reports to our Board on the implementation and development of a succession plan for the Chief Executive Officer and contingencies for all Vice Presidents and above; and annually reviews the committee’s charter and evaluates the committee’s performance.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks during 2011, which generally means that no Executive Officer of CFS served as a Director or member of the Compensation Committee of another entity, one of whose Executive Officers served as a Director or member of our Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our overall compensation program and the amounts paid or provided to certain of our executive officers are described in the remainder of this Compensation Discussion and Analysis and the accompanying tables and narrative below. This information makes up the executive compensation which our shareholders are being asked to approve in Proposal 3 - Advisory (Non-Binding) Vote to Approve the 2011 Named Executive Officer Compensation at the Annual Meeting.

The following discussion, tables, and narrative focus on compensation paid or provided to those individuals who served as our Chief Executive Officer during 2011 (presently Mr. Pomranke, and formerly Mr. Prisby), our Chief Financial Officer (Mr. Weberling), and the two other executive officers who were the most highly compensated of our other executives and have decision making authority (Messrs. Clapp and Zimmer). We, at times, refer to these individuals as our named executive officers or NEOs.

2011 Performance and Compensation Decisions

Our performance in 2011 was adversely impacted by the economic environment as we reported a net loss for the year. As a result:

•	We did not pay any cash incentive bonuses to our executive officers for 2011;

•	We made limited market and performance-based salary adjustments in February 2011 affecting Messrs. Pomranke, Weberling, Clapp, and Zimmer; and

•
As we have in prior years, we made performance- and service-based long-term incentive awards to Messrs. Pomranke, Weberling, Clapp, and Zimmer for incentive and retention purposes and to further align their interests with that of our shareholders.

In addition, in connection with Mr. Prisby’s retirement, we successfully transitioned the role of Chief Executive Officer to Mr. Pomranke. We entered into a retirement agreement with Mr. Prisby to secure his continued assistance with transitional matters and reaffirmation of his obligations with respect to non-competition, non-solicitation, and confidentiality covenants, in return for certain payments. For a discussion of this agreement, see Retirement Agreement below.

Compensation Philosophy and Objectives

The Compensation Committee of our Board of Directors administers our overall Executive Compensation Program. We seek to reward our NEOs with a total compensation package that is competitive and aligned with the financial and non-financial business goals supporting our business strategy. When deemed appropriate, our Compensation Committee will seek input from its compensation consultant, the Hay Group, with respect to competitive practice.

Our compensation philosophy and objectives have guided several important compensation-related decisions, including:

•	A significant portion of each NEO’s total compensation (up to 45% for 2011) is contingent upon, and variable with, achievement of corporate, business unit, and/or individual performance objectives;

•	Equity awards are made to closely align the interests of our executives with our shareholders; and

•	Employment and change-in-control agreements with our NEOs are designed to promote continuity and stability of management.

Elements of Executive Compensation

The major components of our executive compensation program for NEOs are comprised of the following elements:

•	base salary;

•	performance-based annual cash incentives;

•	long-term equity-based awards;

•	service-based cash retention awards; and

•	retirement, other benefits, and perquisites.

Base Salary

We believe that base salary is a key element in attracting and retaining the necessary executive talent and must be both competitive and reflective of an executive’s responsibilities and inherent value to CFS. Individual salaries for NEOs are reviewed annually, and if warranted, adjusted to take into account such factors as individual performance, promotions, increased responsibilities, industry conditions, market competition, and financial performance, and advice from the Hay Group. In addition, the minimum base salaries of Messrs. Pomranke and Weberling provided for in their individual employment agreements are taken into consideration. For a discussion of these agreements, see Employment Agreements below.

In February 2011, our then Chief Executive Officer recommended and the Compensation Committee approved modest increases for Messrs. Pomranke, Weberling, Clapp, and Zimmer. These increases were based on the Committee’s assessment of performance and the market positioning of each executive officer’s base salary relative to earlier data provided by the Hay Group. Mr. Prisby’s base salary was not increased based on a comparison to market.

In connection with Mr. Pomranke’s appointment as Chief Executive Officer of the Company and the Bank, effective January 1, 2012, Mr. Pomranke’s annual base salary was increased to $290,000. On January 20, 2012, the Compensation Committee approved annual base salary increases for the other three NEOs, Messrs. Weberling, Clapp, and Zimmer. On February 27, 2012, Mr. Pomranke and the other NEOs declined to accept the approved base salary increases as they believe it is in the best interests of the Company and its shareholders and employees to delay any compensation increases until additional progress is made in executing the Company’s Strategic Growth and Diversification Plan.

Performance-based Annual Cash Incentive Awards

In January 2011, we established a targeted cash incentive (a percentage of average base compensation) and set performance objectives for each NEO for the fiscal year.

In establishing performance objectives, the Committee considered input from management, concerning: operating forecasts and industry outlooks; specific performance objectives; measurability of performance objectives; and alignment of performance objectives with the overall strategic plan and budget of CFS. The performance objectives for 2011 were position specific and included corporate, business unit, and/or individual performance objectives that varied depending on the NEO.

After performance objectives were established for each NEO, a weighted percentage was assigned to each objective relative to the impact it would have in achieving our strategic objectives and the respective NEO’s ability to impact the execution of the particular performance measure. Under the Cash Incentive Plan, the Committee determines in February of the following year whether awards are earned and therefore paid. The Compensation Committee determined that the Company must be profitable in order for the NEOs annual cash incentives determined under the plan to be earned and paid. Because we incurred at net loss for 2011, no cash incentive bonuses were earned.

Long-term Equity-based Incentive Awards

We believe that long-term equity-based compensation can be an effective means of creating a link between the compensation provided to specified employees, including our NEOs, and gains realized by our shareholders on their investment in CFS common stock. We utilize both performance- and service-based equity compensation as a way to align the interests of our employees with the interests of our shareholders. We believe these awards encourage employees to create shareholder value through the prospect of higher stock values, thereby increasing the value of their award.

During 2011, a total of 11,818 performance-based restricted stock awards were granted to our NEOs as follows: Mr. Pomranke – 5,667 shares; Mr. Weberling – 2,587 shares; Mr. Clapp – 2,134 shares; and Mr. Zimmer – 1,430 shares. Mr. Prisby was not awarded shares of performance-based restricted stock.

The performance-based restricted stock awards granted in 2011 were subject to the achievement of a performance objective relating to our 2011 fiscal year, as well as service-based vesting requirements. We decided to use a one-year performance period because of the difficulty of establishing performance targets for more than a single year due to the present challenging and uncertain economic conditions. If the performance objective was achieved, the awards were earned.
If earned, the awards would then vest at a rate of 33% on May 1, 2013, 33% on May 1, 2014, and 34% on May 1, 2015 only if the NEO continued to be employed by us on the applicable vesting dates. If the NEO is not employed by us on a vesting date, the unvested portion of an earned award is forfeited.

We established diluted earnings per share as the corporate performance objective for the 2011 performance-based restricted stock awards. The percentage of the 2011 performance-based restricted stock awards earned by the NEOs was based on the level of diluted earnings per share achieved by the Company as of December 31, 2011 relative to the established targets of diluted earnings per share. The following table shows the performance targets and the percentage of the award that would be earned for achieving various levels of performance. If we achieve performance between two targets, we perform a mathematical interpolation to calculate the bonus payout percentage.

2011 Diluted Earnings Per Share Targets	% of Award Earned
$(.27)	—%
.37	50
.44	75
.61	100

Our net loss per share for the year ended December 31, 2011 was $(.98), below the threshold amount. Consequently, all of the 2011 performance-based restricted stock awards were considered unearned and forfeited.

During 2011, a total of 7,879 service-based restricted stock awards were granted to our NEOs as follows: Mr. Pomranke – 3,778 shares; Mr. Weberling – 1,725 shares; Mr. Clapp – 1,423 shares; and Mr. Zimmer – 953 shares. The 2011 service-based restricted stock awards will vest at a rate of 33% on May 1, 2013, 33% on May 1, 2014, and 34% on May 1, 2015, only if the NEO continues to be employed by us on the applicable vesting dates.

In connection with Mr. Pomranke’s appointment as CEO, effective January 1, 2012, Mr. Pomranke was awarded 20,000 options to purchase shares of the Company’s common stock at an exercise price of $4.40 per share, the closing price of the Company’s common stock on that date. The options vest ratably over four years on each anniversary date of the award.

In February 2012, the Compensation Committee approved the granting of 7,446 performance-based restricted stock awards to our NEOs as follows: Mr. Weberling – 3,132 shares; Mr. Clapp – 2,583 shares; Mr. Zimmer – 1,731 shares. Mr. Pomranke was not awarded shares of performance-based restricted stock.

In February 2012, the Compensation Committee approved the granting of 4,964 service-based restricted stock awards to our NEOs as follows: Mr. Weberling – 2,088 shares; Mr. Clapp – 1,722 shares; Mr. Zimmer – 1,154 shares. Mr. Pomranke was not awarded shares of service-based restricted stock.

401(k) Retirement Plan

We sponsor a 401(k) Plan which is a tax-qualified retirement plan for our eligible employees, including the NEOs. Our employees are generally eligible to participate in the 401(k) Plan after completing three consecutive months of service and attaining age 21. Participants’ contributions are deferred and invested in various investment options. In 2011, the Bank made matching contributions to the 401(k) Plan equal to 100% of an employee’s contributions of up to 1% of compensation and 50% of the employee’s contributions on the next 5% of compensation. Subject to the limits imposed by the Internal Revenue Code, employees may defer, on a pre-tax or post-tax basis, up to 100% of their compensation to the 401(k) Plan. Employees are fully vested in their matching contributions after two years of service. See column (i) of the Summary Compensation Table for the matching contributions allocated to the 401(k) Plan account of each NEO for 2011.

Employment Agreements

We also take into consideration the employment agreements we have with Messrs. Pomranke and Weberling when determining their compensation. We maintain employment agreements with certain NEOs to provide continuity and stability to our senior management team and are typical within our industry. The agreements contain provisions that will require us to make payments to these NEOs upon the termination of their employment (other than for cause or due to a voluntary resignation without good reason) or under certain circumstances following a change-in-control. We include severance provisions in the employment agreements with certain NEOs to provide assurances to them and focus their efforts on acting in the best interests of the Company and its shareholders. For a discussion of these agreements, see Employment Agreements below.

Change-in-Control Arrangements

At December 31, 2011, each of Messrs. Clapp and Zimmer had change-in-control agreements with the Bank. We maintain change-in-control agreements with certain NEOs to provide assurances to them and focus their efforts on acting in the best interest of our shareholders in the event of a change-in-control of the Company and/or the Bank. For a discussion of these agreements, see Change-in-Control Agreements below.

We also provide for change-in-control payments to be made to Messrs. Pomranke and Weberling pursuant to their employment agreements. For a discussion of these agreements, see Employment Agreements below.

All of our equity compensation plans provide immediate vesting of all unvested awards upon a change-in-control.

Perquisites and Additional Benefits

NEOs participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. In addition, certain NEOs receive other additional perquisites that are described in footnote 6 to column (i) in the Summary Compensation Table. We disclose all perquisites provided to the NEOs, even if the value of the perquisites falls below the disclosure thresholds under applicable SEC rules. The additional benefits and perquisites that we provide to our NEOs include group insurance benefits typically provided by employers as well as automobile and club memberships that are used for business purposes and that we believe are an important component of an effective compensation plan.

Additional Information Relating to Executive Compensation

Director and Named Executive Officer Stock Ownership Guidelines

We have adopted share retention and ownership guidelines for our NEOs and the Board itself. Our guidelines are based upon the market value of our common stock as a multiple of the NEO’s or Director’s base compensation.

Under the stock ownership guidelines, our non-employee Directors and NEOs are expected to accumulate and retain shares of our common stock to meet the applicable stock ownership level within five years from January 1, 2011, or January 1, 2016.

Position	Stock Ownership Level
Non-Employee Directors	3 times annual cash retainer
Chief Executive Officer	2 times annual base compensation
Executive Vice Presidents and other Named Executive Officers	1 times annual base compensation

All Executives are expected to retain the equivalent of 50% of the after tax-effected shares acquired by performance or service restricted stock awards, or any stock option upon exercise until they achieve the specified ownership level and thereafter must maintain such ownership level. All Directors are expected to retain 100% of the after tax-effected shares acquired by restricted stock awards, or any stock option upon exercise, until resignation or retirement from the Board.

If a Director or Executive has not reached the targeted ownership level by January 1, 2016, such individual will not be entitled to any further equity-based awards.

Executive Compensation Clawback Policy

We will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments and to seek to recover any cash or equity-based incentive compensation paid to certain NEOs where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of our financial statements.

In December 2010, the Compensation Committee approved a revised compensation clawback policy intended to be consistent with the provisions and meant to be construed in accordance with the requirements of the Dodd-Frank Act. If the Board of Directors of CFS Bancorp, Inc. or an appropriate committee thereof, has determined that the Company must restate the consolidated financial statements that are required to be filed with the SEC pursuant to applicable securities laws as a result of material noncompliance with the financial reporting requirements of such securities laws, or misstatement of financial metrics, then the Company will have the right to recoup certain incentive compensation paid to its current or former Executive Officers (collectively, the Affected Individuals). Specifically, the Company shall have the right to recoup certain incentive compensation paid to such Affected Individuals for the three-year period preceding the restatement of the Company’s consolidated financial statements.

Compensation Risk

Our internal risk assessment indicates that our incentive compensation plans are not designed to encourage, either intentionally or unintentionally, excessive risk taking. Mitigating factors and various oversight elements are in place for the NEOs, and other officers and employees that have decision making authority, strategic planning responsibilities, or participate in an incentive program. The focus is to reward long-term value creation and avoid excessive risk.

The Compensation Risk Assessment Committee is comprised of our Senior Vice President – Human Resources and Education, Senior Vice President – Risk Management, Vice President – Internal Audit, and Vice President – Human Resources and Education. The Committee is responsible for conducting an annual risk-rating assessment of the incentive compensation programs available to our employees and to present a report of this assessment annually to the Compensation Committee.

Our Compensation Committee, with input from the Hay Group, reviewed our compensation policies and practices for all employees, including the NEOs, for 2011. As it had in prior years, the Compensation Committee, based on the report of the Compensation Risk Assessment Committee, concluded that the individual elements and overall mix of executive compensation did not encourage management to assume excessive business risks in 2011.

Summary Compensation Table

The following table summarizes the total compensation paid or earned by each person who served as an NEO during any portion of each of 2011, 2010, and 2009. Information relating to the amounts shown in this table and in the tables that follow is set forth in the Compensation Discussion and Analysis above and in the footnotes and narrative which accompany the tables.

Name And Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)(2)	Stock Awards ($) (e)(3)	Option Awards ($) (f)	Non-equity Incentive Plan Compensation ($) (g)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (h)(5)	All Other Compensation ($) (i)(6)	Total ($) (j)
Daryl D. Pomranke	2011	258,153	18,500	53,081	—	—	—	29,974	359,708
President and	2010	248,000	18,500	49,551	—	33,091	—	27,187	376,329
Chief Executive	2009	252,154	18,500	34,152	—	—	—	34,046	338,852
Officer (1)

Jerry A. Weberling	2011	224,654	—	24,233	—	—	—	15,680	264,567
Executive Vice	2010	126,077	—	39,401	—	16,580	—	9,761	191,819
President and	2009	—	—	—	—	—	—	—	—
Chief Financial
Officer

Dale S. Clapp	2011	180,016	6,750	19,990	—	—	—	19,891	226,647
Executive Vice	2010	175,000	6,750	24,776	—	27,524	—	13,176	247,226
President – Sales	2009	177,808	6,750	18,801	—	—	—	19,175	222,534
Management

Daniel J. Zimmer	2011	154,348	6,220	13,392	—	—	—	11,611	185,571
Senior Vice	2010	145,000	6,220	19,118	—	11,466	—	10,082	191,886
President – Senior	2009	148,112	7,720	15,633	—	—	—	13,287	184,752
Credit Officer

Thomas F. Prisby	2011	378,659	38,600	—	—	—	177,000	1,418,684	2,012,943
Former Chairman	2010	383,971	38,600	—	—	83,847	104,000	39,387	649,805
and Chief	2009	400,706	—	—	—	—	112,000	44,976	557,682
Executive
Officer (1)

(1)
Mr. Pomranke served as President throughout the year and became Chief Executive Officer effective December 30, 2011. Mr. Prisby retired as Chairman and Chief Executive Officer effective December 30, 2011.

(2)
The amounts in column (d) represent payments made on May 1, 2011, 2010 and 2009 to the NEOs under the 2009 Service Retention Program upon the vesting of 25% of the awards granted in January 2009. In 2009, Mr. Prisby returned the full amount of his vested awards; the amount reflected for Mr. Zimmer in 2009 include amounts received according to our corporate referral bonus program.

(3)
The amounts shown in column (e) represent the aggregate grant date fair value computed in accordance with Accounting Standards Codification 718-10, Compensation – Stock Based Compensation (ASC 718), for restricted stock service-based awards granted in 2011 under our Equity Incentive Program and performance-based restricted stock awards granted in 2011 at target reflected at the grant date fair value. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to grants made prior to fiscal year 2011, refer to Note 9 of the financial statements in our annual report on Form 10-K for the year ended December 31, 2011 as filed with the SEC. See the 2011 Grants of Plan-Based Awards table for additional information on awards made in 2011.

(4)
The amounts shown in column (g) represent the amounts earned as a bonus under the Cash Incentive Plan, which are based on corporate, business unit, and/or individual performance objectives and diluted earnings per share for the applicable year, which is discussed further under Compensation Discussion and Analysis. See also the footnotes to the 2011 Grants of Plan-Based Awards table. No performance-based cash incentive payments were earned for 2011.

(5)	The amounts shown in column (h) represent the increase in the present value of Mr. Prisby’s benefits under the Pension Plan.

(6)	The amounts shown in column (i) reflect the following for 2011:

Supplement to All Other Compensation Column

Name	401(k) Match ($)	Country Club and Health Club Membership ($)	Car Allowance ($)	Welfare Benefits ($)	Restricted Stock Dividends ($)	Retirement-related Benefits ($)	Total All Other Compensation ($)
Daryl D. Pomranke	8,575	—	7,062	13,296	1,041	—	29,974
Jerry A. Weberling	7,350	—	7,500	830	—	—	15,680
Dale S. Clapp	7,650	4,291	6,810	764	376	—	19,891
Daniel J. Zimmer	5,733	210	—	5,234	434	—	11,611
Thomas F. Prisby (1)	8,575	12,342	9,519	11,893	1,355	1,375,000	1,418,684

(1)	See Retirement Agreement below for a discussion of Mr. Prisby’s retirement-related benefits.

2011 Grants of Plan-Based Awards

The following table presents information relating to the 2011 cash incentive plan awards, stock-based incentive plan awards, and awards of options, restricted stock, and similar instruments under performance-based plans. The table also shows the equity-based compensation awards granted in 2011 that are not performance-based where the payout or future value is tied to our stock price at the time the shares are vested and not to other performance criteria.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)(4)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Base Price of Option Awards ($/h) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)(5)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Daryl D. Pomranke	2/22/2011	—	—	—	—	—	5,667	3,778	—	—	53,081
	2/22/2011	14,040	70,200	91,260	—	—	—	—	—	—	—

Jerry A. Weberling	2/22/2011	—	—	—	—	—	2,587	1,725	—	—	24,233
	2/22/2011	8,569	42,845	55,699	—	—	—	—	—	—	—

Dale S. Clapp	2/22/2011	—	—	—	—	—	2,134	1,423	—	—	19,990
	2/22/2011	7,812	39,060	50,778	—	—	—	—	—	—	—

Daniel J. Zimmer	2/22/2011	—	—	—	—	—	1,430	953	—	—	13,392
	2/22/2011	5,920	29,602	38,483	—	—	—	—	—	—	—

Thomas F. Prisby (1)	2/22/2011	—	43,485	—	—	—	—	—	—	—	—
	2/22/2011	35,190	175,950	228,735	—	—	—	—	—	—	—

(1)
A cash portion of the 2011 long-term service-based compensation is in lieu of an award under the 2008 Omnibus Equity Incentive Plan. The 2011 award vests 33%, 33%, and 34% on May 1, 2013, 2014, and 2015, respectively. Mr. Prisby forfeited these awards upon his retirement.

(2)
The Cash Incentive Plan provides for an opportunity to earn a performance-based cash bonus. The percent of payout was based on the percentage of achievement in each assigned category. Depending on performance, award payouts may range from 50% to 100% for meeting non-performing assets, deposit growth, loan origination, and business unit and individual performance objectives and zero to 150% for the diluted earnings per share threshold.

(3)
The Equity Incentive Plan provides for an opportunity to earn performance-based restricted shares. The 2011 awards provided that up to a specific number of restricted shares could be earned, which amount is set forth in the maximum column. Depending on performance, awards may range from zero to 100% of such amount. The 2011 awards under the Equity Incentive Plan were based on diluted earnings per share. The 2011 performance-based awards were not earned because of the 2011 net loss.

(4)	The Equity Incentive Plan permits awards of service-based restricted shares. The 2011 service-based awards vest 33%, 33%, and 34% on May 1, 2013, 2014, and 2015, respectively.

(5)	The amounts in this column are the grant date fair value of the awards reported in the table computed in accordance with ASC 718.

2011 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each NEO, the number of shares of our common stock subject to outstanding stock options and stock awards that were unexercised or unvested at December 31, 2011.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised and Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Daryl D. Pomranke	—	—	—	—	—	—	—	26,252	(2)	113,146
Jerry A. Weberling	—	—	—	—	—	—	—	10,857	(3)	46,794
Dale S. Clapp	—	—	—	—	—	—	—	11,831	(4)	50,992
Daniel J. Zimmer	—	—	—	—	—	—	—	9,398	(5)	40,505
Thomas F. Prisby	20,000	—	—	13.49	2/18/2012	—	—	3,774	(6)	16,266
	35,000	—	—	13.99	5/19/2013	—	—	—		—
	25,000	—	—	14.64	4/7/2014	—	—	—		—
	11,145	—	—	13.48	7/25/2015	—	—	—		—

(1)	All of the option awards fully vested on September 26, 2005.

(2)	Mr. Pomranke’s Equity Incentive Plan awards vest as follows: 7,910 on May 1, 2012; 8,879 on May 1, 2013; 6,289 on May 1, 2014 and 3,174 on May 1, 2015.

(3)	Mr. Weberling’s Equity Incentive Plan awards vest as follows: 2,160 on May 1, 2012; 3,603 on May 1, 2013; 3,668 on May 1, 2014 and 1,426 on May 1, 2015.

(4)	Mr. Clapp’s Equity Incentive Plan awards vest as follows: 3,648 on May 1, 2012; 4,147 on May 1, 2013; 2,827 on May 1, 2014 and 1,209 on May 1, 2015.

(5)	Mr. Zimmer’s Equity Incentive Plan awards vest as follows: 3,313 on May 1, 2012; 3,215 on May 1, 2013; 2,059 on May 1, 2014 and 811 on May 1, 2015.

(6)	Mr. Prisby’s Equity Incentive Plan Award vest on 3,774 on May 1, 2012 in accordance with the terms of his Retirement Agreement.

(7)	The market value was computed by multiplying the number of shares by $4.31, the closing price of our common stock on the last trading day of 2011.

2011 Option Exercises and Stock Vested

The following table summarizes for each NEO the number of shares acquired and value realized upon exercise of options or the vesting of stock awards for 2011.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)
Daryl D. Pomranke	—	—	4,786	25,749
Jerry A. Weberling	—	—	—	—
Dale S. Clapp	—	—	2,021	10,873
Daniel J. Zimmer	—	—	2,052	11,040
Thomas F. Prisby	—	—	3,663	19,707

(1)
The amount represents the aggregate amount realized which was determined by multiplying the number of shares by $5.38, the closing price of our common stock on May 1, 2011, the vesting date for the awards.

Employment Agreements

CFS and the Bank maintain employment agreements with Messrs. Pomranke and Weberling. We have entered into agreements with these executive officers because we believe they promote continuity and provide certainty and stability in our management team and are typical within our industry. CFS and the Bank agree to employ Messrs. Pomranke and Weberling for a term of 30 and 18 months, respectively, in each of their current respective positions. The agreements provide Messrs. Pomranke and Weberling base salaries of $260,000 and $225,500, respectively, which may be increased from time to time by the Boards of Directors of CFS and the Bank.

No excise tax gross-ups are provided under the agreements. In the event that any payment or other benefit to be received upon any termination of employment (including in connection with a change-in-control of either the Bank or CFS) would not be deductible for federal income tax purposes by us, then the payments and benefits otherwise payable will be reduced to the highest amount that avoids the application of Internal Revenue Code Section 280G.

Employment under these agreements can be terminated by the Executive, CFS, or the Bank at any time without cause. The Executive will be entitled to a cash severance amount if he terminates his respective employment because:

•	of the failure of CFS or the Bank to comply with any material provision of the employment agreement;

•	the employment agreement is terminated by CFS or the Bank other than for cause, disability, retirement, or death; or

•	of certain adverse actions which are taken with respect to the Executive’s employment following a change-in-control of CFS.

Except as noted below, the cash severance amount is based upon a three-year average of the Executive’s compensation (as defined in each employment agreement) in the following amounts:

•	Daryl D. Pomranke – 250% of average annual compensation and

•	Jerry A. Weberling – 150% of average annual compensation.

The agreements with Messrs. Pomranke and Weberling provide that the Executive will receive medical insurance coverage for the balance of the term if the agreement is terminated without cause by us.

If a change in control of the Company or the Bank had occurred and Mr. Pomranke was terminated effective December 31, 2011, based on his 2011 compensation and assuming the vesting of service-based and performance-based restricted stock, he would have been entitled to a lump-sum payment of approximately $805,383 under his agreement. If a change in control of the Company or the Bank had occurred and Mr. Weberling was terminated effective December 31, 2011, based on his 2011 compensation and assuming the vesting of service-based and performance-based restricted stock, he would have been entitled to a lump-sum payment of approximately $415,661 under his agreement.

Each of the employment agreements contains non-competition and non-solicitation covenants that apply (except in the event of the termination of employment under certain circumstances) while the Executive is employed by the Company or the Bank and on a post-employment basis as follows: Mr. Pomranke – 30 months and Mr. Weberling – 18 months. In addition, at all times during and following their employment by us, Messrs. Pomranke and Weberling are also subject to additional confidentiality and non-disparagement covenants and restrictions.

Retirement Agreement

In connection with Mr. Prisby’s retirement as Chairman and Chief Executive Officer of the Company and the Bank, as well as from the Board of Directors and all other positions held with the Company and the Bank, the Company and the Bank entered into a Retirement Agreement with Mr. Prisby under which he agreed, among other things, to provide assistance to the Company and Bank with transitional matters and pursuant to which he reconfirmed non-competition, non-solicitation and confidentiality covenants. In addition, Mr. Prisby was appointed and will serve as Chairman Emeritus of the Bank until December 31, 2013, and has or will receive the following payments:

•	monthly payments of $100,000 commencing in January 2012 and ending in January 2013;

•	$75,000 paid in January 2012 for the purposes of defraying the cost of medical and certain other expenses; and

•	payment or reimbursement for reasonable and appropriate out-of-pocket expenses incurred by him in connection with his duties as Chairman Emeritus.

Change-In-Control Agreements

We maintain change-in-control agreements with certain of our NEOs to provide assurances to them and focus their efforts on acting in the best interest of our shareholders in the event of a change-in-control of the Company and/or the Bank. The Bank currently maintains change-in-control agreements with Messrs. Clapp and Zimmer. Mr. Clapp serves as an Executive Vice President with primary responsibility for sales management and marketing at the Bank, and Mr. Zimmer serves as a Senior Vice President and Senior Credit Officer of the Bank.  These agreements are not employment agreements or a guarantee or commitment for continued employment of Messrs. Clapp or Zimmer by the Bank.  Messrs. Clapp and Zimmer are employees-at-will of the Bank.  The agreements do not affect or limit the right of the Bank or of Messrs. Clapp or Zimmer to terminate their respective employment with the Bank at any time for any reason or for no reason.

The initial term of each change-in-control agreement is one year.  The agreements provide that the Bank’s Board of Directors will review each agreement within 60 days prior to the first anniversary date of the agreement and within 60 days prior to each subsequent one-year anniversary thereafter. The Board review will determine whether the term of each agreement will be extended for a period of one year in addition to the then remaining term.  If the Bank’s Board determines not to extend the term of an agreement, then that agreement will terminate.

Our change-in-control agreements are double-trigger agreements. Each change-in-control agreement provides that if Messrs. Clapp or Zimmer terminates his employment for good reason upon or within two years following a change-in-control of the Bank or CFS, then the terminated employee will be entitled to change-in-control payments (payable in cash) equal to 100% of his average monthly base salary for a period of 12 months following his last day of employment with the Bank. Messrs. Clapp and Zimmer are entitled to the same payment if the Bank terminates his employment for any reason (other than for cause or a disability of the executive) currently with, or during the two-year period immediately following, a change-in-control of CFS or the Bank. Each agreement also provides that, if Messrs. Clapp or Zimmer is participating in our group health insurance plan at the time his employment is terminated and if he has made an appropriate election to continue insurance coverage for himself and/or his spouse and legal dependents under COBRA, then the terminated employee will pay the premiums for continued group health coverage and we will reimburse him for a limited period of time for the premiums he actually pays for the continued coverage.

Each change-in-control agreement also contains non-competition and non-solicitation covenants that apply while Messrs. Clapp and Zimmer are employed by the Bank and on a post-employment basis. In addition, at all times during and following their employment by us, Messrs. Clapp and Zimmer are subject to additional confidentiality and non-disparagement covenants and restrictions.

If a change in control of the Company or the Bank had occurred and Mr. Clapp was terminated effective December 31, 2011, based on his 2011 compensation and assuming the vesting of service-based and performance-based restricted stock, he would have been entitled to a lump-sum payment of approximately $223,559 under his agreement. If a change in control of the Company or the Bank had occurred and Mr. Zimmer was terminated effective December 31, 2011, based on his 2011 compensation and assuming the vesting of service-based and performance-based restricted stock, he would have been entitled to a lump-sum payment of approximately $180,698 under his agreement.

DIRECTOR COMPENSATION

We pay our Directors who are not our employees an annual retainer of $6,000 for service on our Board of Directors and $20,000 for service on the Bank’s Board of Directors. In 2011, our Lead Independent Director received an additional fee of $6,000. We also pay Compensation Committee members $550 per committee meeting attended, with the committee Chairman receiving an additional $100 per meeting that he presides over. We pay Audit Committees members $750 per committee meeting attended, with the committee Chairman receiving an additional $250 per meeting that he presides over. We pay Corporate Governance and Nominating Committee members $200 per meeting attended. Non-employee Directors attending Executive Committee meetings receive $200 per meeting attended. Non-employee directors attending Asset Liability Management Committee (a committee of the Bank’s board) meetings receive $400 per committee meeting attended. Occasionally, committee members may receive smaller stipends for abbreviated committee meetings at the discretion of the respective committee’s Chairman.

Director compensation is subject to periodic adjustment by our Board. All members of our Board also serve as members of the Bank’s Board of Directors. Mr. Pomranke is not compensated for attending any Board or committee meetings.

Mr. Ross was appointed Chairman of the Board of Directors of each of the Company and the Bank effective December 30, 2011. In his role as non-executive Chairman, Mr. Ross will be paid $4,000 per month in addition to the customary fees paid to each director in connection with serving on any Board committees. Concurrent with Mr. Ross’ appointment, the position of Lead Independent Director was eliminated.

The following table details the compensation earned by each non-employee Director of CFS, either from CFS or the Bank, during 2011.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)(1)	All Other Compensation ($) (g)(2)	Total ($) (h)
Gregory W. Blaine	39,100	—	—	—	—	193	39,293
Gene Diamond	30,500	—	—	—	—	193	30,693
John W. Palmer	28,250	—	—	—	—	—	28,250
Robert R. Ross	33,300	—	—	—	—	193	33,493
Joyce M. Simon	30,850	—	—	—	(13,647)	193	17,396

(1)
The amount shown in column (f) represents all earnings from dividends and interest as well as changes in the market value of CFS common stock held in the rabbi trust under the Directors’ Deferred Compensation Plan.

(2)	Amounts shown consist of dividends paid on restricted stock unit awards.

The following table presents the number of shares of common stock subject to outstanding options that were unexercised or unvested at December 31, 2011 for each Director.

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Average Option Exercise Price ($) (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (f)(1)
Gregory W. Blaine	16,000	14.09	1,484	6,396
Gene Diamond	16,000	14.09	1,484	6,396
John W. Palmer	—	—	—	—
Robert R. Ross	16,000	14.06	1,484	6,396
Joyce M. Simon	16,000	14.06	1,484	6,396

(1)	The market value was computed by multiplying the number of shares awarded under our Equity Incentive Plan by the closing price ($4.31) of our common stock on the last trading day of 2011.

Directors’ Deferred Compensation Plan

All non-employee Directors may choose to defer some or all of their annual compensation and receive the amounts due to them following retirement as a Director. The deferred amounts are placed in rabbi trusts established by CFS to fund its obligations under the plan. Substantially all trust assets are required to be invested in CFS common stock but remain subject to the claims of our general creditors.

PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has approved the selection of BKD, LLP to serve as our independent registered public accounting firm to audit our financial statements for 2012. The committee and our Board of Directors are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate governance.

The ratification of the appointment of BKD, LLP as our independent registered public accounting firm for the year ending December 31, 2012 will be approved if the votes cast for the proposal exceed those cast against the proposal provided that a quorum is present in person or by proxy at the annual meeting. If the shareholders do not ratify the selection, the Audit Committee will consider any information submitted by the shareholders in connection with the selection for next year. Even if the appointment is ratified, the committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee believes such a change would be appropriate.

We expect that a representative of BKD, LLP will be at the annual meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Our Board of Directors unanimously recommends that you vote FOR the ratification of BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Fees Paid to the Independent Registered Public Accounting Firm

The following fees were billed by BKD, LLP for 2011 and 2010.

Audit Fees

The aggregate audit fees billed by BKD, LLP include amounts for the audit of our annual consolidated financial statements, the reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, including related services such as comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the SEC and other regulatory bodies. Audit fees for the years ended December 31, 2011 and 2010 were $230,575 and $230,900, respectively.

Audit-Related Fees

BKD, LLP audited our benefit plans for the years ended December 31, 2010 and 2009. The amount of fees paid during 2011 and 2010 relating to this work were $28,000 and $31,000, respectively. BKD, LLP did not provide any other audit-related services during 2011 and 2010.

Tax Fees

The aggregate fees paid for professional services provided by BKD, LLP related to income tax return preparation, assistance with quarterly tax estimates and consulting on various tax matters for the years ended December 31, 2010 and 2009. The amount of fees paid during 2011 and 2010 relating to this work were $24,925 and $28,420, respectively.

All Other Fees

There were no fees paid for services which are not included above for 2011 or 2010.

Pre-Approval of Audit and Non-Audit Services

Our Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The committee will consider annually and, if appropriate, approve the provision of audit services by our independent registered public accounting firm. In addition, the committee will consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The committee will also consider on a case-by-case basis and, if appropriate, approve specific services that were not otherwise pre-approved.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the committee’s Chairman between regular meetings. In the period between committee meetings, the committee’s Chairman is authorized to pre-approve such services on behalf of the committee provided that the pre-approval is reported to the committee at its next regularly scheduled meeting. The committee will regularly review summary reports detailing all services and the fees for those services being provided to us by our independent registered public accounting firm.

During 2011, all services provided by BKD, LLP were pre-approved by the Audit Committee in accordance with this policy.

REPORT OF THE AUDIT COMMITTEE

The report of the Audit Committee will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or future filings into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that CFS specifically incorporates this report by reference, and will not otherwise be deemed filed under these Acts.

The Audit Committee reviewed and discussed with management and BKD, LLP, our independent registered public accounting firm, the Company’s audited consolidated financial statements as of and for the year ended December 31, 2011. Management has the primary responsibility for our consolidated financial statements and the reporting process, including our system of internal controls. BKD, LLP audited our financial statements as of and for the year ended December 31, 2011 and expressed an opinion that the consolidated financial statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries as of and for the year in conformity with generally accepted accounting principles for the United States of America.

The Audit Committee discussed with BKD, LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Additionally, the committee has received from BKD, LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD’s communications with the committee concerning independence and has discussed with BKD, LLP its independence. The committee relies on the information and representations provided to it by management and BKD, LLP.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Audit Committee
Robert R. Ross (Chairman)
Gregory W. Blaine
John W. Palmer

PROPOSAL 3 - ADVISORY (NON-BINDING) VOTE TO APPROVE THE
2011 NAMED EXECUTIVE OFFICER COMPENSATION

We are asking our shareholders to approve the compensation paid to our named executive officers for 2011 as described in this proxy statement. This proposal (commonly known as a say-on-pay proposal) gives our shareholders the opportunity to express their views on the Company’s 2011 executive compensation and our executive compensation program. This vote is not intended to address any specific item of 2011 compensation, but rather the overall compensation of our named executive officers as described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the shareholders approve the 2011 compensation of the Company’s named executive officers, as disclosed in the Executive Compensation section, including the compensation tables and related disclosures, in the Company’s proxy statement for its 2012 Annual Meeting of Shareholders.”

Our shareholders approved the say-on-pay resolution at our 2011 Annual Meeting with approximately 90% of the votes that were cast voting in favor of the proposal. In light of this, our executive compensation program in 2011 was substantially unchanged from the program we had in place for 2010. Please read the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis, for additional details about our executive compensation program and the different components thereof, including information about the total compensation of our NEOs in 2011.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or our Board of Directors. The vote will provide our Board and our Compensation Committee with information relating to the opinions of our shareholders which the Compensation Committee will consider as it makes determinations with respect to future action regarding executive compensation and our executive compensation program. We currently conduct a say-on-pay vote every year, and expect to hold the next say-on-pay vote at our 2013 annual meeting of shareholders.

Our Board of Directors unanimously recommends a vote FOR the approval of the 2011 compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Submission of Shareholder Proposals or Director Nominations for the Next Annual Meeting

If you intend to present a proposal at our 2013 annual meeting, and you wish to have the proposal included in the proxy statement for that meeting, you must submit the proposal in writing to Monica F. Sullivan, Corporate Secretary, at 707 Ridge Road, Munster, Indiana 46321. Ms. Sullivan must receive this proposal no later than November 19, 2012. Any such proposal would be subject to Rule 14a-8 under the Securities Exchange Act of 1934.

If you want to present a proposal at the 2013 annual meeting of shareholders without including the proposal in the proxy statement you must provide written notice to Ms. Sullivan at the address given above. Ms. Sullivan must receive this notice no later than November 19, 2012. Director nominations may be made at the annual meeting only by or at the direction of our Board of Directors or by any shareholder entitled to vote at the meeting who has provided written notice to Ms. Sullivan by November 19, 2012. All notices must comply with the notice requirements set forth in our by-laws. A complete copy of our amended and restated by-laws was included as an exhibit to our Form 8-K filed on December 17, 2010 with the SEC and is also available to our shareholders free of charge upon request to Ms. Sullivan.

Each notice of a proposal must include, among other information described in our by-laws, the following:

•	a description of the business to be brought before the meeting;

•	your name, address, the class, and number of shares of CFS common stock you own;

•	the identification of any person retained or to be compensated by you, or acting on such person’s behalf, to make solicitations or recommendations to shareholders for the purpose of assisting in the passage of your proposal and a brief description of such arrangement; and

•	any material interest you may have in the proposal.

Each notice of a nomination must include, among other information described in our by-laws, the following:

•	your name, age, principal occupation, business and residential addresses, and the number of shares of CFS common stock you beneficially own;

•	the name, age, principal occupation, and business and residential addresses of the nominee and the number of shares of CFS common stock beneficially owned by each nominee;

•	a representation as to your record ownership of CFS common stock and your intent to appear in person or by proxy at the meeting to present each nominee specified in your notice;

•	a description of all arrangements or understandings between you and each nominee and any other person pursuant to which the nomination or nominations are to be made;

•	each nominee’s consent to be elected and to serve; and

•	information that would be required to be disclosed in the solicitation of proxies for the election of Directors under the federal securities laws.

Our Board of Directors may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

OTHER MATTERS AND DISCRETIONARY VOTING

The Board of Directors is not aware of any matter other than those stated in this proxy statement that may come before the annual meeting. If any other matters are properly presented for action at the annual meeting, or at any adjournment or postponement of the meeting, including whether or not to adjourn the meeting, a signed proxy card will confer discretionary authority to the persons named in the proxy card to vote on those matters. It is intended that the persons named as proxies in the proxy card will vote with respect to those matters as recommended by the Board of Directors of CFS or, if no recommendation is given, in their best judgment.

For the Board of Directors,
MONICA F. SULLIVAN
Vice President - Corporate Secretary

Munster, Indiana
March 19, 2012

CFS BANCORP, INC.
707 RIDGE RD.
MUNSTER, IN 46321
ATTN: MONICA F. SULLIVAN

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by CFS Bancorp, Inc. in mailing proxy materials, you may consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M42536-P20767 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CFS BANCORP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect two Class I Directors for a three-year term expiring in 2015 and until their successors are elected and qualified	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Gene Diamond
02) Robert R. Ross

The Board of Directors recommends you vote FOR proposals 2 and 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. As of March 19, 2012, the Board of Directors knows of no other business to be presented at the Annual Meeting.

For address changes and/or comments, please check this box and write them on the back where indicated. ▢

	Yes	No
Please indicate if you plan to attend this meeting.	▢	▢

Please sign this Proxy exactly as your name(s) appear(s) on the stock certificate. When shares of the Company are held by joint tenants, both tenants should sign. When signing this Proxy as attorney, executor, administrator, trustee, or guardian, please give the full title of such. If the shares are owned by a corporation, please sign the Proxy using the full corporate name, by the President or other authorized officer. If a partnership or other entity owns the shares, please have an authorized person sign on behalf of the partnership or other entity.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

M42537-P20767

CFS BANCORP, INC.
Annual Meeting of Shareholders
April 24, 2012 10:00 AM Central Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints the Board of Directors of CFS Bancorp, Inc. (the "Company") or any successors thereto, as proxies, with full power of substitution, to represent and to vote as indicated on the reverse side of this card all shares of common stock of CFS Bancorp, Inc. (the "Company") held in the name of the undersigned on March 2, 2012, at the Annual Meeting of Shareholders to be held at the Center for Visual and Performing Arts, located at 1040 Ridge Road, Munster, Indiana on Tuesday, April 24, 2012 at 10:00 a.m. Central Time and at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present. This proxy card also provides voting instructions for shares of common stock that you may hold in a Company benefit plan.

This proxy, when properly executed, will be voted as directed, but if no direction is given, this proxy will be voted FOR the election of Gene Diamond and Robert R. Ross as directors of the Company and FOR Proposal 2 - Ratification of the Appointment of BKD, LLP and FOR Proposal 3 - Advisory Vote on Say-On-Pay. With respect to any other matters as may properly come before the Annual Meeting of Shareholders, the proxies named herein will have the authority to vote on such matters and intend to vote in accordance with the recommendation of the Company's Board of Directors, or if no recommendation is given, in their best judgment.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side